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                                                                   EXHIBIT 10.21

                                 AMERICA ONLINE

                                  LATIN AMERICA



February 25, 2000


Mr. Gustavo Benejam
8185 Twin Lake Drive
Boca Raton, FL  33496

Dear Gustavo:

America Online Latin America Management LLC ("AOL LA" and together with its subsidiaries and affiliates, the "Company") is pleased to offer you the position of Chief Operating Officer reporting to Charles Herington in Ft. Lauderdale, FL.

Salary: Your annual compensation will be $275,000, less applicable withholdings. Your base salary will be reviewed annually and may be increased at the discretion of AOL LA's Board of Directors, based on your performance and changes in competitive market conditions. Additionally, you will receive a sign on bonus of $250,000 of which $125,000 will be paid upon acceptance of this agreement. Also, on the first anniversary of your acceptance of this agreement you will receive an additional bonus payment of $125,000. If you were to leave voluntarily AOL LA during the first 24 months of employment, you will be required to pay back a prorated amount of the above mentioned bonus. You are also entitled to four weeks of paid vacations annually.

Bonus: In addition you will participate in the Company's management incentive plan targeted at 50% of your base salary if you and AOL LA meet the established performance objectives (and proportionally greater percentages of your base pay should you exceed such objectives up to 75%, and less if you do not meet the established objectives.)

Stock Options: You are also granted an option to purchase 400,000 shares of AOL LA common stock vesting equally over a four year period with the first portion vesting on January 1, 2001 and one quarter vesting each January 1 thereafter. The option exercise price will be the initial public offering price of AOL Latin America, Inc.

Benefits: The Company offers a generous and comprehensive benefits package, including health disability, and life insurance. You and your family members will be eligible to participate in a full range of benefits in accordance with the Company's current eligibility requirements. Employee benefits are subject to change at the sole discretion of the Company.

Termination: Your employment with the Company is at-will, meaning that you or the Company may terminate the employment at any time for any reason not prohibited by law with or without prior notice. This may occur before particular compensation becomes due to you, at which time, you will not be entitled to any further compensation or other benefits, except as required by law
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or confirmed in writing at the time of your departure. Nothing in the offer is intended to create a contract for employment or guarantee of continued employment with the Company. The Company reserves the right to change the terms and conditions of your employment at any time for any reason not prohibited by law, with or without notice to you. In the event of involuntary termination you will be entitled to receive the following items in exchange for a valid mutual release of all claims between the parties.

   --  Your base pay accrued through the termination date.
   -- Continuation of your base pay and benefits for a period of twelve months. -- Full payment of your MIP bonus at the end of the fiscal year in which your termination occurs.

Commencement Date:  April 1, 2000, or as early as possible.

As a condition of your employment, you are required to execute a Confidentiality/Non-Competition/Proprietary Rights Agreement.

AOL LA will hold you harmless and/or indemnify you in the event of any legal action(s) brought by any external and/or internal party arising from your services as an officer of the Company in accordance with its standard internal policies and procedures. Also, in such event, AOL LA will provide all necessary and reasonable legal resources to adequately represent you in accordance with our standard internal policies and procedures.

Survivorship: in case of death, your beneficiary/beneficiaries will assume any vested benefits and/or compensation (Bonus, Accrued Salary, Options). Beneficiaries will have two months to execute any vested options. In case of death prior to January 1, 2001, beneficiaries will have vesting rights for first 25% portion of stock options as per Stock Option conditions stated in this letter, provided that these terms are included in the AOL LA Stock Option Plan as adjusted.

If you agree to accept this offer, please sign and date one copy of this letter and return to me. We hope that your employment with the Company will prove to be exciting and beneficial for both you and us and we look forward to having you aboard.

If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Charles Herington

Charles Herington
President and CEO
AOL Latin America


ACCEPTED: /s/ Gustavo Benejam                     DATED
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              Gustavo Benejam